Prospectus Supplement No. 15
Filed Pursuant to Rule 424(b)(3)
File No. 333-116394

Prospectus Supplement No. 15

(to Prospectus dated May 12, 2005)

This Prospectus Supplement No. 15 supplements and amends the Prospectus dated May 12, 2005, as supplemented and amended by Supplement No. 1 thereto dated May 20, 2005, Supplement No. 2 thereto dated June 14, 2005, Supplement No. 3 thereto dated July 15, 2005, Supplement No. 4 thereto dated July 21, 2005, Supplement No. 5 thereto dated July 25, 2005, Supplement No. 6 thereto dated August 9, 2005, Supplement No. 7 thereto dated August  25, 2005, Supplement No. 8 thereto dated September 14, 2005, Supplement No. 9 thereto dated September 23, 2005, Supplement No. 10 thereto dated November 8, 2005, Supplement No. 11 thereto dated December 7, 2005, Supplement No. 12 thereto dated December 14, 2005, Supplement No. 13 thereto dated December 22, 2005, and Supplement No. 14 thereto dated December 29, 2005 (collectively, the “Prospectus”), relating to the sale from time to time of up to 8,496,887 shares of our common stock by certain selling shareholders.

On December 30, 2005, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our acquisition of certain outstanding preferred shares.  The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 15 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 15 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On December 29, 2005, the closing price of a share on the OTC Bulletin Board was $1.15.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 6 of the Prospectus dated May 12, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 15 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 15 is December 30, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 30, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES

On December 30, 2005, pursuant to those certain preferred stock acquisition agreements with the holders of an aggregate of 14,988 shares of preferred stock previously reported by MedicalCV, Inc. (the “Company”) on a Form 8-K filed on December 22, 2005 (the “PSAAs”), the Company acquired 5,750 shares of its 5% Series A Convertible Preferred Stock (“Preferred Stock”) in consideration of the issuance of 17,692,750 shares of common stock.  In particular, the Company made the following issuances:

Shareholder	Shares Issued
Whitebox Hedged High Yield Partners, L.P.	3,077,000
Whitebox Intermarket Partners, L.P.	2,307,750
Whitebox Convertible Arbitrage Partners, L.P.	1,538,500
Pandora Select Partners, LP	1,538,500
SF Capital Partners Ltd.	9,231,000

In the aggregate, the foregoing issuances, coupled with those previously reported by the Company on a Form 8-K filed on December 29, 2005, resulted in (1) the Company’s acquisition of 14,988 shares of Preferred Stock in consideration of its issuance of 46,118,076 shares of common stock to accredited investors, and (2) the Company’s receipt of gross proceeds of $6,018,188 in consideration of its issuance of 20,777,227 shares of common stock upon exercise of warrants by accredited investors.  As a result of these issuances, the number of total outstanding shares of the Company’s common stock increased from 11,513,333 prior to the transactions to 78,408,636 following the transactions.

As previously reported by the Company on a Form 8-K filed on December 29, 2005, in connection with these transactions, the Company paid C.E.Unterberg, Towbin, LLC (“CEUT”), the Company’s exclusive financial advisor in connection with such transactions, a fee of $400,909 and has agreed to reimburse CEUT for up to $10,000 of expenses.

The foregoing issuances were made in reliance upon the exemption provided in Section 3(a)(9) and/or Section 4(2) of the Securities Act.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  Except as set forth above, no discount or commission was paid in connection with the issuances of set forth herein common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: December 30, 2005	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer